Exhibit 99.1

HireRight Appoints James LaPlaine to Board of Directors

Nashville, Tenn. — December 14, 2021 – HireRight (NYSE: HRT) today announced the appointment of James LaPlaine to the company’s Board of Directors. He will also serve on the Board’s Privacy and Cybersecurity Committee. Mr. LaPlaine, the former EVP and Chief Technology Officer of Red Ventures, LLC, will contribute a deep understanding of technology strategy and solutions execution that will support the important strides HireRight continues to make in technology and process automation, technology-driven workforce risk management, and compliance solutions.

“We are thrilled to welcome James, who not only understands our current infrastructure but also shares our vision of the future of our technology platform and systems,” said Guy Abramo, HireRight’s Chief Executive Officer. “The experience he brings with him will help HireRight navigate the next phase of our growth. I am incredibly pleased to add him to HireRight’s Board of Directors.”

Mr. LaPlaine gained vast experience in IT infrastructure, technology strategy and technical management leading the information technology function as Chief Technology Officer of Red Ventures, LLC, as well as several other leadership positions, including Chief Information Officer at AOL, Inc.

“HireRight is a leading global provider in technology driven workforce solutions that continues to innovate and invest in its platforms. I am thrilled to join HireRight’s Board at this time in its journey,” said Mr. LaPlaine. “I’m looking forward to working with the company’s management team to further develop their technology and process automation to grow their global market presence.”

About HireRight
HireRight provides comprehensive background screening, verification, identification, monitoring, and drug and health screening services for more than 40,000 customers across the globe. HireRight offers services via a unified global software and data platform that tightly integrates into their customers’ human capital management systems enabling highly effective and efficient workflows for workforce hiring, onboarding, and monitoring. In 2020, HireRight screened over 20 million job applicants, employees, and contractors for its customers. Visit HireRight.com.

Safe Harbor Statement
This press release includes forward-looking statements regarding HireRight’s development of technology and process automation to further their global growth and expansion. The forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. These and other risks and uncertainties of HireRight’s business are detailed in the company’s prospectus dated October 28, 2021 filed with the Securities and Exchange Commission under Rule 424(b) on November 1, 2021. Significant variation from the assumptions underlying HireRight’s forward-looking statements could cause its actual results to vary, and the impact could be significant. All forward-looking statements in this press release are based on information available to HireRight as of the date hereof. HireRight undertakes no obligation, and does not intend, to update the information contained in this press release, except as required by law.

Contacts
Investors:
Investor.Relations@HireRight.com

Media:
Media.Relations@HireRight.com